EXHIBIT 11

DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER COMMON SHARE
THREE MONTHS ENDED OCTOBER 31, 1998




                                                                      Per Share
                                              Net Income     Shares     Amount
                                              ----------   ---------  ---------


     Basic Earnings Per Share:

     Income available to common
         shareholders                         $1,429,087   7,648,413    $ .19
                                              ----------   ---------    =====


     Effect of Dilutive Securities:

     Warrants                                                 12,473

     Options                                                 481,671
                                              ----------   ---------
     Diluted Earnings Per Share               $1,429,087   8,142,557    $ .18
                                              ==========   =========    =====